Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Tracey Dedrick
(212) 578-5140
METLIFE ANNOUNCES FIRST QUARTER 2007 RESULTS
— Reports Net Income Available to Common Shareholders of $1.28 Per Diluted Common Share —
— Reports Record Operating Earnings Available to Common Shareholders
of $1.41 Per Diluted Common Share —
NEW YORK, May 1, 2007 — MetLife, Inc. (NYSE: MET) today reported first quarter 2007 net income1 of $983 million, or $1.28 per diluted common share, compared with $714 million, or $0.93 per diluted common share, for the first quarter of 2006.

	For the three months ended March 31,
	2007	2006
	(In millions, except per diluted common share data)
Net income available to common shareholders	$983	$714
Net income available to common shareholders per diluted common share	$1.28	$0.93
Operating earnings available to common shareholders[2]	$1,082	$1,026
Operating earnings available to common shareholders per diluted common share[2]	$1.41	$1.33

Book value per diluted common share	$41.64	$34.50
Book value per diluted common share, excluding accumulated other comprehensive income[2]	$39.82	$33.73

[1]	All references in this press release (other than in any of the tables and in the Non-GAAP and Other Financial Disclosures discussion below) to net income, net income per diluted common share, operating earnings and operating earnings per diluted common share should be read as net income available to common shareholders, net income available to common shareholders per diluted common share, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, respectively.

[2]	Operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and book value per diluted common share, excluding accumulated other comprehensive income, are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures in this press release and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.

First Quarter Highlights
•	Achieved record operating earnings of $1.41 per diluted common share

•	Earned total premiums, fees and other revenues of $8.4 billion, up 6% from the prior year period

•	Reached a record $537.8 billion in total assets
Operating earnings for the first quarter of 2007 were a record $1,082 million, or $1.41 per diluted common share, compared with $1,026 million, or $1.33 per diluted common share, for the prior year period.
“In addition to delivering record operating earnings in the first quarter, MetLife also achieved top-line growth and increased total assets in a challenging interest rate environment,” said C. Robert Henrikson, chairman of the board, president and chief executive officer of MetLife, Inc. “MetLife continues to benefit from its diverse businesses, enabling us to focus on multiple opportunities to leverage our strong brand name and expand our leading positions in several markets. Our competitive products and high quality distribution channels will serve us well as we continue to provide financial solutions that meet the asset and income protection needs of individuals around the world.”
First Quarter Segment Overview
Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release.
Institutional Business Earnings of $452 Million, up 9%
Institutional Business operating earnings for the first quarter of 2007 were $452 million, compared with $416 million in the prior year period. During the quarter, the segment benefited from favorable underwriting results across all product lines, higher net investment income and top line growth. The earnings increase was partially offset by an increase in amortization of deferred policy acquisition costs of approximately $18 million, net of income tax, due to a change in accounting rules required under AICPA Statement of Position (SOP) 05-1. This increased amortization impacted both group life and non-medical health & other results.
Group life earnings increased 18% over the prior year period to $107 million. Underlying growth in the business and favorable underwriting results were somewhat offset by the previously mentioned accounting change.
Retirement & savings earnings were $266 million in the first quarter of 2007, compared with $261 million in the prior year period. Strong net investment income and lower expenses drove the higher results. Retirement & savings total assets reached a combined record of $119.3 billion.
Non-medical health & other earnings increased 23% over the prior year period to $79 million due primarily to growth in the dental and disability businesses and favorable underwriting results. This was partially offset by the previously mentioned accounting change. Non-medical health & other premiums, fees and other revenues were up 11% over the prior year period, reflecting growth across all product lines, especially in dental and disability.

Individual Business Earnings of $319 Million
Individual Business operating earnings were $319 million in the first quarter of 2007, compared with $408 million in the prior year period. Underlying growth in the business was partially offset by a revision to the amortization of deferred policy acquisition costs of $40 million, net of income tax, in both the life and annuity businesses, as well as $22 million, net of income tax, in asset write-offs.
Total life earnings were down compared with the prior year period, reflecting the impact of a revision to the amortization of deferred policy acquisition costs and higher expenses. Total life first year statutory premiums and deposits were down compared with the prior year period. Sales in the agency channel were up 6% and were more than offset by a decline in universal life sales in the independent channel.
Annuity earnings declined from the first quarter of 2006 due to the impact of a revision to the amortization of deferred policy acquisition costs and higher expenses, which were partially offset by growth in the business. Total fees for separate account investment-type products within the annuity business increased 15% compared with the first quarter of 2006 to reach a record level. Total annuity statutory premiums and deposits were $3.7 billion in the first quarter of 2007. Variable annuity sales in the agency channel were up 4% over the prior year period and total annuity assets reached a record $128.3 billion.
Auto & Home Earnings of $106 Million, up 14%
Auto & Home operating earnings were $106 million in the first quarter of 2007, compared with $93 million in the prior year period. During the quarter, the segment benefited from favorable claim development related to prior accident years of $30 million, net of income tax, as well as lower catastrophes compared with the prior year period. In addition, non-catastrophe claim frequencies returned to more normal levels compared to the favorable levels in the prior year period, when weather conditions were relatively mild.
International Earnings a Record $124 Million, up 63%
International operating earnings were a record $124 million in the first quarter of 2007, compared with $76 million in the prior year period. International’s strong performance during the quarter was due primarily to business growth in the Latin America and Asia Pacific regions. In addition, expense management positively impacted results along with $17 million, net of income tax, in one-time benefits related to tax benefits and experience premium reserve reductions.
During the quarter, International premiums, fees and other revenues grew 18% over the prior year period. In Japan, MSI MetLife achieved annuity sales of $1.6 billion, up 36% over the prior year period on a yen basis.
Investments
MetLife’s investment portfolio continued to deliver strong results in the first quarter of 2007. Before income tax and the impact of deferred policy acquisition costs, variable investment income was approximately $120 million higher than planned, driven primarily by strong corporate joint venture income.

Corporate Events
Share Repurchase
For the quarter ended March 31, 2007, MetLife repurchased, through its share repurchase program, 11.9 million shares of common stock at an aggregate cost of $750 million under an accelerated share repurchase arrangement. At March 31, 2007, MetLife had $458 million remaining on its existing share repurchase authorization.
Adoption of New Accounting Pronouncements
During the first quarter of 2007, MetLife adopted AICPA SOP 05-1, which provides guidance on accounting by insurance enterprises for deferred policy acquisition costs associated with the replacement or significant modification of an insurance policy or annuity contract. The adoption resulted in a reduction in deferred policy acquisition costs of $292 million, net of income tax, and was recorded as a reduction to retained earnings. The adoption also resulted in an increase in amortization of deferred policy acquisition costs of approximately $18 million, net of income tax, to operating earnings in the first quarter.
In addition, during the quarter, MetLife adopted FASB Interpretation No. 48, which clarifies the accounting for uncertainty in income tax recognized in a company’s financial statements. This adoption decreased retained earnings by $37 million, net of minority interest.
Earnings Conference Call
MetLife will hold its first quarter 2007 earnings conference call and audio Webcast on Wednesday, May 2, 2007, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 11:30 a.m. (ET) on Wednesday, May 2, 2007, until Wednesday, May 9, 2007, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 867011. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
MetLife analyzes its performance using so-called non-GAAP measures, including operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share. Operating earnings available to common shareholders is defined as GAAP net income, excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and discontinued operations other than discontinued real estate, net of income tax, less preferred stock dividends which are recorded in Corporate & Other. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings available to common shareholders. Operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated. MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses, net of income tax, both of which can fluctuate significantly from period to period, and discontinued operations other than discontinued real estate, net of income tax, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income available to common shareholders and GAAP net income available to common shareholders per diluted common share, respectively.

	For the three months ended March 31,
	2007		2006
	(In millions, except per diluted common share data)
Net income available to common shareholders	$983	$1.28	$714	$0.93
Net investment (gains) losses, net of income tax[1]	58	0.08	415	0.54
Adjustments related to net investment (gains) losses, net of income tax[2]	26	0.03	(95)	(0.13)
Discontinued operations, net of income tax[3]	15	0.02	(8)	(0.01)

Operating earnings available to common shareholders	$1,082	$1.41	$1,026	$1.33

Book value per diluted common share	$41.64		$34.50
Accumulated other comprehensive (income) loss per diluted common share	(1.82)		(0.77)

Book value per diluted common share, excluding accumulated other comprehensive income/loss	$39.82		$33.73

(1)	Net investment (gains) losses, net of income tax, includes (gains) losses on sales of real estate and real estate joint ventures related to discontinued operations of $(3) million and $3 million for the three months ended March 31, 2007 and 2006, respectively, and excludes (gains) losses of $(38) million and $(25) million for the three months ended March 31, 2007 and 2006, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

(2)	Adjustments related to net investment (gains) losses, net of income tax, include amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(3)	Discontinued operations, net of income tax, excludes (gains) losses from discontinued operations related to real estate and real estate joint ventures.
Net income available to common shareholders and net income available to common shareholders per diluted common share are defined as net income and net income per diluted common share less preferred stock dividends, respectively.
This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.
Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to, the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel; (iii) investment losses and defaults; (iv) unanticipated changes in industry trends; (v) catastrophe losses; (vi) ineffectiveness of risk management policies and procedures; (vii) changes in accounting standards, practices and/or policies; (viii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (ix) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (x) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xi) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xii) downgrades in the company’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xiii) regulatory, legislative or tax changes that may affect the cost of, or demand for, the company’s products or services; (xiv) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (xv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xvi) economic, political, currency and other risks relating to the company’s international operations; (xvii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xviii) the company’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.
For a copy of MetLife’s Quarterly Financial Supplement, please visit www.metlife.com.
# # #

MetLife, Inc.
Consolidated Statements of Income
Unaudited
(In millions)

	Three Months Ended March 31,
	2007	2006
Premiums	$6,765	$6,428
Universal life and investment-type product policy fees	1,280	1,175
Net investment income	4,521	4,195
Other revenues	384	328
Net investment gains (losses)	(38)	(594)

Total revenues	12,912	11,532

Policyholder benefits and claims	6,773	6,405
Interest credited to policyholder account balances	1,376	1,197
Policyholder dividends	424	421
Other expenses	2,896	2,495

Total expenses	11,469	10,518

Income from continuing operations before provision for income tax	1,443	1,014
Provision for income tax	416	284

Income from continuing operations	1,027	730
Income from discontinued operations, net of income tax	(10)	17

Net income	1,017	747
Preferred stock dividends	34	33

Net income available to common shareholders	$983	$714

Operating Earnings Available to Common Shareholders Reconciliation
Net income available to common shareholders	$983	$714
Net investment gains (losses)	(95)	(633)
Minority interest — net investment gains (losses)	4	(2)
Net investment gains (losses) tax provision	33	220

Net investment gains (losses), net of income tax (1) (2)	(58)	(415)
Adjustments related to universal life and investment-type product policy fees	—	(3)
Adjustments related to policyholder benefits and dividends	(65)	108
Adjustments related to other expenses	25	42
Adjustments related to tax benefit (provision)	14	(52)

Adjustments related to net investment gains (losses), net of income tax (3)	(26)	95
Discontinued operations, net of income tax (4)	(15)	8

Operating earnings available to common shareholders	$1,082	$1,026

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of $38 million and $25 million for the three months ended March 31, 2007 and 2006, respectively.

(2)	Net investment gains (losses), net of income tax, from real estate and real estate joint ventures includes discontinued operations of $(3) million and $3 million for the three months ended March 31, 2007 and 2006, respectively.

(3)	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(4)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or unless otherwise noted)

	For the Three Months
	Ended March 31,
	2007	2006
Other Financial Data:
Net income available to common shareholders	$983	$714
Operating earnings available to common shareholders	$1,082	$1,026
Total assets (billions)	$537.8	$499.1

Individual Business Sales Data:
Total first year life premiums and deposits	$230	$309
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$178	$259
Total annuity deposits	$3,682	$3,847

Earnings Per Common Share Calculation:
Weighted average common shares outstanding — diluted	769.1	768.8
Operating earnings available to common shareholders per common share — diluted	$1.41	$1.33
Net income available to common shareholders per common share — diluted	$1.28	$0.93

MetLife, Inc.
Balance Sheet Data
March 31, 2007 (Unaudited) and December 31, 2006 (Audited)
(In millions)

	March 31,	December 31,
	2007	2006
Balance Sheet Data:
General account assets	$390,497	$383,350
Separate account assets	147,312	144,365

Total assets	$537,809	$527,715

Policyholder liabilities (including amounts in closed block)	$272,260	$270,599
Short-term debt	3,375	1,449
Long-term debt	10,338	9,979
Junior subordinated debt securities	3,780	3,780
Shares subject to mandatory redemption	278	278
Other liabilities	66,397	63,467
Separate account liabilities	147,312	144,365

Total liabilities	503,740	493,917

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	17,503	17,454
Retained earnings	17,228	16,574
Treasury stock	(2,073)	(1,357)
Accumulated other comprehensive income	1,402	1,118

Total stockholders’ equity	34,069	33,798

Total liabilities and stockholders’ equity	$537,809	$527,715

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended March 31,
	2007	2006
Total Institutional Operations
Net income available to common shareholders	$356	$213
Net investment gains (losses), net of income tax	(88)	(219)
Adjustments related to net investment gains (losses), net of income tax	(8)	16

Operating earnings available to common shareholders	$452	$416

Institutional Operations
Group Life
Net income available to common shareholders	$103	$90
Net investment gains (losses), net of income tax	(4)	(2)
Adjustments related to net investment gains (losses), net of income tax	—	1

Operating earnings available to common shareholders	$107	$91

Retirement & Savings
Net income available to common shareholders	$181	$86
Net investment gains (losses), net of income tax	(81)	(168)
Adjustments related to net investment gains (losses), net of income tax	(4)	(7)

Operating earnings available to common shareholders	$266	$261

Non-Medical Health & Other
Net income available to common shareholders	$72	$37
Net investment gains (losses), net of income tax	(3)	(49)
Adjustments related to net investment gains (losses), net of income tax	(4)	22

Operating earnings available to common shareholders	$79	$64

Total Individual Operations
Net income available to common shareholders	$315	$304
Net investment gains (losses), net of income tax	3	(170)
Adjustments related to net investment gains (losses), net of income tax	(7)	66

Operating earnings available to common shareholders	$319	$408

Individual Operations
Traditional Life
Net income available to common shareholders	$56	$94
Net investment gains (losses), net of income tax	6	(44)
Adjustments related to net investment gains (losses), net of income tax	(12)	40

Operating earnings available to common shareholders	$62	$98

Variable & Universal Life
Net income available to common shareholders	$48	$58
Net investment gains (losses), net of income tax	(7)	(25)
Adjustments related to net investment gains (losses), net of income tax	2	9

Operating earnings available to common shareholders	$53	$74

Annuities
Net income available to common shareholders	$221	$141
Net investment gains (losses), net of income tax	8	(102)
Adjustments related to net investment gains (losses), net of income tax	3	17

Operating earnings available to common shareholders	$210	$226

Other
Net income (loss) available to common shareholders	$(10)	$11
Net investment gains (losses), net of income tax	(4)	1

Operating earnings (losses) available to common shareholders	$(6)	$10

Total Auto & Home
Net income available to common shareholders	$113	$91
Net investment gains (losses), net of income tax	7	(2)

Operating earnings available to common shareholders	$106	$93

Auto & Home
Auto
Net income available to common shareholders	$81	$64
Net investment gains (losses), net of income tax	6	(1)

Operating earnings available to common shareholders	$75	$65

Homeowners & Other
Net income available to common shareholders	$32	$27
Net investment gains (losses), net of income tax	1	(1)

Operating earnings available to common shareholders	$31	$28

	Three Months Ended March 31,
	2007	2006
International
Net income available to common shareholders	$100	$104
Net investment gains (losses), net of income tax	18	5
Adjustments related to net investment gains (losses), net of income tax	(11)	15
Discontinued operations, net of income tax	(31)	8

Operating earnings available to common shareholders	$124	$76

Reinsurance
Net income available to common shareholders	$34	$26
Net investment gains (losses), net of income tax	(2)	4
Adjustments related to net investment gains (losses), net of income tax	—	(2)

Operating earnings available to common shareholders	$36	$24